Exhibit 1.1

                      Initial Stage Joint Venture Agreement


1.   GENERAL PROVISIONS

     1.1 In accordance with the "Law of the P.R. China on Joint Venture Using Chinese and Foreign Investment" and other relevant published laws and regulations of China, the following Parties

          Party A: Chinese Party:
          Party C: Foreign Party
          Party B: Chinese Party;:
          have an intention  to invest in the Joint Venture Enterprise:

2.   PARTIES TO THE JOINT VENTURE

     2.1 Parties to the Intended Joint Venture under this contract are as follows:

          Party A: Chinese Party:
          Baogang Steel Union ( Baotou Steel )
          President Cao Zhongkui
          Nationality: China
          China Inner Mongolia Boagang Steel Union (Baotou Steel) is incorporated in Inner Mongolia, People's Republic of China, with registered capital of RMB 12.5 Billion Yuan. Baotou Steel is listed in Shanghai Stock Exchange. Baotou Steel's business is steel products production, marketing and sales;

          Party B: General Steel Investment Holding, ( General Steel )
          President Yale
          Nationality: USA
          General Steel is part of a United States Public Company; incorporated in British Virgin Island. General Steel's business is focused on investing in Chinese Steel industry via US capital market vehicle;.

          Party C: Da Qiu Zhuang Metal Plate Company ( Qiu Steel)
          President Yu Zuo Sheng
          Nationality: China
          Daqiuzhuang Metal Plate Company is registered in Daqiuzhuang Tianjing City, People's Republic of China; Qiu Steel's business is hot roll sheet metal production, marketing and sales.

          Parties A, B and C may as the contract requires be herein after referred to individually as a "Party" and collectively as the "Parties."



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          Each of the Parties  hereby  presents  and warrants to the other Party that it has full  legal  authority  and the  power to enter  into this
          contract  and  perform  its   obligations   hereunder   and  that  its
          representation named above is duly authorized to sign this contract and other relevant documents on behalf of such Party.

3.   ESTABLISHMENT OF THE JOINT VENTURE

     3.1 In accordance "Law of the P.R. China on Joint Venture Using Chinese and Foreign Investment" and other relevant published laws and regulations, the Parties agree to establish a Joint Venture Limited Liability Company (hereinafter referred to as "Joint Venture" or "JV") within the Chinese territory.

     3.2 The name of the Joint Venture shall be: Baotou General Plate Company Limited; The name is subject to further discussion and decision of the Board of Directors. The legal address of the Joint Venture will be located at West River Band Industrial District, United Baotou Steel Corporation facility; Kung Du district, Baotou City, Inner Mongolia, Peoples' Republic of China;

     3.3 All activities of the Joint Venture in China shall be governed by the laws, decrees and relevant rules and regulations of the People's Republic of China.

     3.4 The form of organization of the Joint Venture shall be a limited liability company. The liability of each Party is limited to making contribution to the registered capital in accordance with item 5 of this contract, including each Party's stake in all other capital increases decided in compliance with the Chinese regulations; The profits of the Joint Venture shall be shared by the Parties in proportion to their respective subscribed contributions to the registered capital of the Joint Venture. The Joint Venture equity interest and profits shall be shared 49% by Party A , 41% to Party B and 10% by Party C. The liability of each Party to the Joint Venture is limited up to the Parties respective contribution of the registered capital of the Joint Venture.

4:   PURPOSES, SCOPE AND SCALE OF PRODUCTION AND BUSINESS

     4.1 The purposes of the Joint Venture shall be, in conformity with the wish of strengthening economic cooperation and technical exchanges, to improve the product quality and the production capacity, develop new products and gain competitive position in both the domestic and international markets in quality, variety and price by adopting advanced technology in the production of Steel Plate, and scientific management methods, so as to constantly raise economic results and ensure satisfactory economic benefits for each Party.



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     4.2  The scope of  business of the Joint  Venture  shall be to: The produce and sell Steel Plate. The products made by the Joint Venture shall be sold on the domestic market and International market;

          JV will form a Organization Team (Team) of five person for this project; Party A will recommend one person as team leader in charge of the project; Party B will recommend one person as vice team leader; The Team will have two department: Technical and Business;

          Team has duties as follow:

               - Will classify duties of all parties and technical issues of the project;
               -    Will propose and monitor the processing of JV company;
               - Will propose management team, company structure and nominees of Board of Directors of JV;
               - Will prepare JV corporation articles, proposals and report for Board of Directors of JV;
               -    Will coordinated with all parties

          The Technical department of the Team has duties as follow:

               - Collect all the information relate with production line, out sourcing to related parties and coordinate with all parties;
               -    Make Technical proposal, and getting approved by experts
               - Design production line the blue print, and define detail technical issue and getting solution for the project;
               -    Coordinated will all parties;

          The Business Department of Team has duties as follow:

               - Collect all the legal and financial documents of all parties;
               -    Make proposal for JV Memorandums if necessary;,
               -    Propose article of cooperation of JV company;
               -    Apply for government approval;
               -    And all business related issues;

          The team will dissolved one the joint venture company is established;



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     4.3  The production scale of the Joint Venture shall be as follows:

               - JV will purchase, dissemble and shipping back the production of Platco Plate Mill in Canada to site of JV company's address: West River Band Industrial District, United Baotou Steel Corporation facility; Kung Du district, Baotou City, Inner Mongolia, Peoples' Republic of China; Plateco Plate mill is designed for producing steel plates with 3.8 meter width, 800000 tons annually; The dissemble, shipping and installation time is estimated for 12 months;
               - Production capacity will be improved to 12,000,000 metric tons a year;
               - The production will connected with United Baotou Steel's two furnaces- continues costing production lines with 210 tons of capability, which is capable to satisfy all the raw material needs for JV production line;

5:   TOTAL INVESTMENT, REGISTERED CAPITAL AND OWNERSHIP

     5.1 The total amount of the investment and the registered capital of the Joint Venture is estimate as Ninety million U.S. DOLLARS ($90,000,000 US DOLLARS); The exact investment amount is subject the cost of project;

          Party A shall contribute partially cash, land, and existing materials; Party B shall contribute the purchased Platco production line, spare parts, and cost of dissemble, shipping and installation; Party C will contribute cash;

          The amount of contributions is subject to third party's appraisal and valuation; If the investment is access the estimated amount, all parties shall continue to invest to the JV with designated portion; with cash, material or raised funds;

     5.2  Ownership interest:

          Party A owns 49% of JV `s ownership interest with its contribution; Party B owns 41% of JV's ownership interest with its contribution; Party C owns 10% of JV's ownership interest with its contribution;

6:   RESPONSIBILITIES OF THE PARTIES

     6.1  Responsibilities of the Party A:

          To assist JV to apply for and obtaining the approval, registration and Business License and dealing with other formalities with relevant Chinese Governmental Departments for the establishment and operation of the Joint Venture and for obtaining the best advantages granted to sino-foreign joint ventures.


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          b. Making  capital  contributions  at the specified time in accordance with term 5.1 and term hereof.
          c. Provide all the raw material- steel slab from United Baotou Steel at fair market and acceptable price;
          d. Provide water, electricity, gas and transportation from United Baotou Steel at reasonable, acceptable price;

     6.2  Responsibilities of the Party B.

          a. Making capital contributions in accordance with term 5.1;
          b. Party B will honoring the priority of hiring Baotou steel's employees, includes engineers, worker and clerks in accordance with item 10.3.
          c. Can not sell Platco production line to any other party with Party's knowledge;

     6.3  Responsibilities of Party C

          a. Making capital contributions in accordance with term 5.1;
          b. Arrange due diligent study in Canada and United States;
          c. Oversee, assistant and coordinate with all party of the processing of purchasing Platco production line;

7.:  SALES OF PRODUCTS

     7.1 The products of the Joint Venture shall be sold on the Chinese markets and the best efforts will be made in order to sell part of the production on the overseas markets.

     7.2 The products of the Joint Venture shall be sold throughout the People's Republic of China without geographic restriction and may be sold by the Joint Venture directly or by appropriate distributors. The sales methods and prices shall be determined by the General Manager's decision following recommendation of the board of directors with respect to domestic market conditions, competitiveness of the products and the economic situation of the Joint Venture. The Joint Venture shall be free to determine and raise the selling prices of, and sell at its own discretion, in accordance with the preceding provisions.

8:   BOARD OF DIRECTORS

     8.1 The board of directors shall be established within one month after the date of issuance of the Business License.



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     8.2  The board of directors  shall consist of five (5) directors.  Nominees of the Chairman and Vice Chairman will be discussed by all parties.

     8.3 The highest authority of the Joint Venture shall be its board of directors. It shall decide all major issues concerning the Joint Venture. In handling all important matters, the board of directors shall reach its decision through consultation among the participants in the principle of equity and mutual benefit. All issues of the Joint Venture shall be discussed and approved by two thirds of the members of the board of directors.

          The following major issues will require the unanimous approval of all the members of the board: a. Amendment of the articles of association of the joint venture. b. Termination and dissolution of the Joint Venture. c. An increase of the registered capital of the Joint Venture and a transfer of the ownership. d. Merger of the Joint Venture with another economic organization.

     8.4 The chairman of the board is the legal representative of the joint venture. Should the chairman be unable to exercise his responsibilities, he should authorize the vice chairman of the board of directors to represent the Joint Venture.

     8.5 The board of directors shall convene at least on meeting every year. The meeting shall be called and presided over by the chairman of the board. The general manager and the deputy general manager could attend the meeting. The board meeting can be held at a site as agreed upon by the Parties to the Joint Venture. The Chairman may convene an interim meeting based on proposal made by more than one third of the directors. The minutes of all meetings will be kept on file. The directors will have the right to be represented by a designated representative.

     8.6 A decision signed by all the members of the board of directors has the same validity as a decision taken during an official board meeting.

9:   BUSINESS MANAGEMENT ORGANIZATION

     9.1 The Joint Venture shall establish a management office which shall be responsible for its daily management. The management office shall have a general manager and a deputy general manager. The general manager shall be recommended by the Foreign Party; the deputy general manager shall be recommended by the Party A. The term of office shall be three
          (3) years.



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     9.2  The  responsibilities of the general manager shall be to carry out the decisions of the board, and to organize and direct the daily management of the Joint Venture in accordance with the provisions of this contract and the articles of association. The deputy general
          manager  shall  assist  the  general  manager  in  such  duties.   The
          department   managers  shall  be  responsible  for  the  work  in  the
          respective departments of production, technology, business operation, finance and administration, handle the matters handed over by the general manager and the deputy manager and shall be accountable to them. The general manager shall be present for approval by the board of directors organizational structure of the Joint Venture and budget for the coming year, including proposed appointments of department managers as well as their remuneration.

     9.3 The general manager and deputy general manager shall not serve as employees of other entities, and shall not serve or act on behalf of other economic entities in competition with the Joint Venture except that either of them may be an officer, director or employee of their respective Party. The board of directors shall have the power to dismiss the general manager and the deputy general manager in the event of graft or serious dereliction of duty.

10:  LABOR MANAGEMENT

     10.1 Policies relating to matters as the total number of workers, recruitment, dismissal, wages, welfare, benefits, labor insurance, bonuses and labor discipline shall be determined by the general manager in accordance with Labor Law of the P.R. China, the "People's Republic of China Administration on Labor Management of Foreign Investment Enterprises Provisions" and other promulgated relevant P.R. China laws and regulations, the policies stipulated by the board of directors, and the actual financial conditions of the Joint Venture.

     10.2 The Joint Venture shall have the right to recruit and hire employees directly from any available sources in the United Baotu Steel. In all cases, the Joint Venture shall employ only those employees who are sufficiently qualified for employment, as determined through tests and/or examinations.

     10.3 The Joint Venture, acting through the general manager, will sign individual labor contracts with each of its employees. Each labor contract shall include type of work, technical ability and wages of such employee, according to the framework duly approved by the board of directors, and shall be filed for reference at the local labor management department.



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     10.4 The  labor  contracts  of all  staff and  workers  likely  to  receive confidential information and/or particular training from the Joint Venture or from Party B shall include, in addition to confidentiality undertakings, non-competition clauses pursuant to which they shall not be entitled to work for an enterprise or organization in the same field for a period of two (2) years after leaving the Joint Venture.

11:  TAXES, FINANCE, AUDIT AND PROFIT DISTRIBUTION

     11.1 The Joint Venture shall pay various taxes in accordance with relevant Chinese laws and regulations.

     11.2 Staff members and workers of the Joint Venture shall be responsible for paying their own individual income tax or personal income adjustment tax in accordance with relevant Chinese laws and regulations. After paying their taxes, the expatriate members of the Joint Venture can remit their money abroad.

     11.3 In accordance with the "Laws of the People's Republic of China on the Joint Ventures using Chinese and Foreign Investment," allocations for a reserve fund, an enterprise expansion fund and a bonuses and welfare fund for the staff and workers shall be decided by the board of directors each year according to the actual business situation and profitability of the Joint Venture of the after tax profit (the total of these 3 funds will not exceed 8% of the total profit). The Joint Venture will benefit of all the best fiscal privileges available in Inner Mongolia Province;

     11.4 Finance and accounting of the Joint Venture shall be handled in accordance with the "Regulations of the People's Republic of China on the Financial Administration for Foreign Investment Enterprises" and the "Accounting System for the Foreign Investment Enterprises." The fiscal year of the Joint Venture shall be from January 1 to December 31 of each year. All vouchers, receipts, statistical statements, reports and account books shall be written in Chinese, provided that any such documents upon request of Party B shall be translated into English. Monthly, quarterly and annual financial reports shall be prepared in Chinese and English and submitted to the board of directors.



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     11.5 The Joint  Venture  shall  engage an  accountant  registered  in China agreed upon by both Parties to conduct its annual financial audit and examination and to provide a report for submission to the board of directors and the general manager, in the event that Party B considers it necessary, a foreign auditor may be engaged to conduct a separate annual financial audit.

     11.6 All disbursements shall be signed by the general manager or his authorized personnel.

     11.7 Within the first three (3) months of each fiscal year, the general manager shall organize the preparation of a balance sheet and a profit and loss statement in respect of the preceding year as well as a proposal regarding the allocation and distribution of profits, and submit them to the board of directors for approval after being examined and signed by the auditor. Dividends to be paid to Foreign Party shall be transferred in foreign currencies.

12:  FOREIGN EXCHANGE CONTROL

     12.1 All foreign exchange matters of the Joint Venture shall be handled in accordance with the provision of the "Provisional Regulations of the People's Republic of China on Foreign Exchange Control" and other relevant regulations. The Joint Venture shall remit the profit due to the Foreign Party to bank accounts designated by the Foreign Party respectively in accordance with the "Regulations of the People's Republic of China on the Foreign Exchange Control."

     12.2 The Joint Venture is entitled to open foreign exchange deposit accounts and Renminbi deposit accounts with the Bank of China or other designated banks. All foreign exchange receipts of the Joint Venture (including capital contributions made by Party B, loans from foreign banks, export revenues, and so forth) shall be deposited in the Joint Venture's foreign exchange deposit account. All normal foreign exchange disbursements, as listed here below but not limited to, by order of priority: - principal and interest repayments for foreign bank loans. - import of raw materials. - salaries of foreign staff, overseas traveling expenses. - technical assistance contract. - transportation expenses. - dividends to the Foreign Party.

     12.3 Based on its business needs, the Joint Venture may borrow foreign exchange funds from banks abroad or in Hong Kong, provided that the Joint Venture shall file such matters with the local Administration of Foreign Exchange Control for the record within fifteen (15) days of borrowing as required by law.



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     12.4 Renminbi  shall  generally be used in the  settlement  of accounts for transactions between the Joint Venture and the Chinese entities, enterprises or individuals unless otherwise approved by the local
          Administration   of  Foreign   Exchange   Control  or  where  relevant
          government regulations permit the Joint Venture to use foreign exchange in the settlement of accounts.

     12.5 The Joint Venture will be entitled to utilize all legal means in order to obtain the foreign currencies needed such as swap centers or all other legal exchange structure.

13:  DURATION OF THE JOINT VENTURE

     13.1 The duration of the Joint Venture shall be 30 years. The date of establishment of the Joint Venture shall be the date of issuance of the business license. The duration can be prolonged if one Party suggests it before six months of the expiring date and if it is approved by the board of directors.

14:  DISPOSAL OF ASSETS UPON LIQUIDATION OF THE JOINT VENTURE

     14.1 Upon termination of the Joint Ventures, liquidation shall be carried out according to relevant laws and regulations. The liquidated assets shall be distributed in proportion to the capital contribution made by all Parties.

15:  INSURANCE

     15.1 The Joint Venture shall maintain appropriate insurance policies with an insurance company in P.R. China. The types, value and duration of insurance shall be decided by the board of directors in accordance with the standards of the insurance company in P.R. China. The Joint Venture should maintain the insurance for all staff and workers in the local labor management department.

16.  AMENDMENT, ALTERATION AND TERMINATION OF CONTRACT

     16.1 Any amendment to this contract or its appendices shall come into force only by written agreement signed by All Parties and approved by the original examination and approval authority.

     16.2 Should it become impossible to fulfill this contract as a result of force Majuro, or should it become not possible to continue the operations of the Joint Venture as a result of heavy losses sustained by the Joint Venture in successive years, the Joint Venture and this contract may be terminated prior to the date of expiration if



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          unanimously  decided by the board of  directors  and  approved  by the original examination and approval authority. The registration of the Joint Venture must then be canceled at the original registration office. The Joint Venture may be terminated prior to its expiration date in the event that both Parties agree that termination of the Joint Venture is the mutual and the best interest of the Parties.

     16.3 If due to any one Party being unable to fulfill the obligations of this contract and the articles of association, and if for that reason the Joint Venture Company cannot continue its normal business or cannot reach its target mentioned in the contract, then the contract would be deemed to have been stopped by the Party who made the violation. The other Party has the right to claim damage and to apply for the termination of the contract. If the other Party agrees to continue the business, the Party who made the violation should compensate the economic damage. The other Party would have in that case a buying option for the shares owned by the defaulting Party.

     16.4 In the event that the Joint Venture intends to merge with or acquire another production enterprise or economic organization in the future, approval by all the Parties shall be required.

17:  FORCE MAJEURE

     17.1 Should the performance of this contract be directly affected or should it become impossible to perform this contract in accordance with the prescribed terms as a result of a force Majuro event such as earthquake, typhoon, flood, fire, war, civil disorder, unforeseeable events where the occurrences and consequences are unpreventable and unavoidable without limitation, the Party affected by such event shall notify the other Party by telegram or facsimile without any delay and, within fifteen (15) days thereafter, provide the detailed information on such event and a valid certification document giving reasons for such Party's inability to perform all or part of this contract or its delay of the performance.

     17.2 If possible, the said document shall be issued by a notary public office at the location where the force Majuro event occurs. The Parties shall decide through consultations whether to terminate this contract or to waive part of the obligations to be performed under this contract or to delay the performance of this contract according to the effects of the force Majuro event on the performance of this contract.



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18:  APPLICABLE LAW

     18.1 The execution, validity, interpretation and performance of this contract and dispute resolution under this contract shall be governed and protected by the laws of the P.R. China.

19:  DISPUTE RESOLUTION

     19.1 Any disputes arising from the execution of or in connection with this contract shall first be settled through friendly consultations between the Parties. In the event that no settlement can be reached through consultations, the disputes shall be first submitted to the China International Economic and Trade Arbitration Commission for conciliation. If no settlement can be reached within six months after the beginning of this procedure, the claim will be submitted and definitely settled through the rules and the procedure of the International Chamber of Commerce (Paris). The arbitration will be held in Paris, France and the English language will be used. The arbitration fee shall be borne by the losing Party.

     19.2 When the dispute, controversy or claim arising out of or in connection with this contract are being resolved either through friendly consultation or through arbitration, the Parties should take the interest of the whole into account and shall not hinder or affect the performance of the provisions other than in dispute, so as to guarantee the smooth operation of the Joint Venture to the extent possible.

20.  LANGUAGE

     20.1 The contract is written in Chinese and English versions, both languages are equally authentic.

21:  EFFECTIVENESS OF CONTRACT AND MISCELLANEOUS

     21.1 The following annexes formulated in accordance with the principles of this contract shall be integral part of this contract: Annex 1: business licenses Annex 2: board resolution for approval JV agreement In the event of any discrepancy between this contract and the annexes hereto, the provisions of this contract shall prevail.

     21.2 This contract and its annexes shall become effective subject to the successful purchase of this production line, and upon approval by the original examination and approval authority. The same applies in event of amendment.



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     21.3 This  contract  together  with  its  annexes   constitute  the  entire
          agreement of the Parties with respect of the subject matters hereof and shall supersede all prior agreements between the Parties with respect to the matters hereof.

     21.4 The Parties shall take all such efforts to carry out the purposes of this contract and its annexes. Neither Party shall take any action that might have an adverse competitive effect of adverse consequence on the operation of the Joint Venture.

     21.5 Any waiver by either Party at any time of a breach of any term or provision of this contract shall not be construed as a waiver b such a Party of any subsequent breach, its rights to such term or provision, or any of its other rights hereunder.

     21.6 If any one or more of the provisions contained in this contract or the annexes hereto shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity legality and enforceability of the remaining provision contained herein or therein shall not in any way be affected or impaired.

     21.7 Unless otherwise specifically provided, notices or other communications to either Party required or permitted hereunder shall be: (a) personally delivered; (b) transmitted by postage prepaid registered airmail or by international courier; or (c) transmitted by telex or facsimile with answerback or followed by registered airmail or air courier. The addresses of the Parties listed in this contract shall be their respective mailing addresses and their respective facsimile numbers.

     21.8 In witness whereof the Parties have signed this contract on 21st Oct. by their duly authorized representatives in four originals, each Party receiving one original in each version, Chinese and English.



The Party A

/s/ Cao Zhongkui

The Party B

/s/ Yale Yu

The party C

/s/ Yu Zuo Sheng